EX 99.28(d)(202)

Amendment
to
Investment Sub-Advisory Agreement
between
Jackson National Asset Management, LLC
and
Wellington Management Company, LLP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Wellington Management Company, LLP, a Massachusetts limited liability partnership and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 3, 2004 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

Whereas, the parties wish to amend the Agreement in order to amend the names of three exisitng JNL Series Trust funds that are sub-advised by the Sub-Adviser, as follows:

1)	JNL/Select Balanced Fund to JNL/WMC Balanced Fund;
2)	JNL/Select Money Market Fund to JNL/WMC Money Market Fund; and
3)	JNL/Select Value Fund to JNL/WMC Value Fund.

Whereas, in order to reflect these fund name changes, Schedule A, and Schedule B must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 29, 2011, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 29, 2011, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of December 14, 2010, effective as of April 29, 2011.

Jackson National Asset Management, LLC	Wellington Management Company, LLP
By: /s/ Mark D. Nerud	By: /s/ Diane C. Norden
Name: Mark D. Nerud	Name: Diane C. Norden
Title: President and CEO	Title: Senior Vice President

Schedule A
April 29, 2011
(Funds)

JNL/WMC Balanced Fund
JNL/WMC Money Market Fund
JNL/WMC Value Fund

SCHEDULE B
April 29, 2011
(Compensation)

JNL/WMC Balanced Fund
Average Daily Net Assets	Annual Rate

$0 to $200 Million:	.27%
$200 to $400 Million:	.25%
Over $400 Million:	.23%

JNL/WMC Money Market Fund
Average Daily Net Assets	Annual Rate

$0 to $750 Million:	.05%*
$750 Million to $1 Billion:	.04%*
Over $1 Billion:	.025%*

* The assets of the JNL/WMC Money Market Fund of JNL Series Trust and the assets of the JNL Money Market Fund of JNL Investors Series Trust will be combined for purposes of determining the applicable annual rate.

JNL/WMC Value Fund
Average Daily Net Assets	Annual Rate

$0 to $50 Million:	.40%
Over $50 Million:	.30%